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                                 Exhibit 10.37

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                                SIMMONS COMPANY
                        ONE CONCOURSE PARKWAY, SUITE 600
                             ATLANTA, GEORGIA 30328


                               February 22, 2000



BY HAND DELIVERY

Mr. Zenon Nie
8490 Sentinae Chase Drive
Roswell, Georgia  30076

Dear Mr. Nie:

         As we have discussed, Simmons Company (the "Company") will accept your resignation of employment with the Company and all offices and positions that you held with the Company, its parent Simmons Holdings, Inc. ("Holdings") or any of their subsidiaries, employee benefit or stock ownership plans or affiliates, as well as Simmons dining and country clubs and other organizations, as applicable, effective January 4, 2000 (the "Separation Date"). Reference is made to your employment agreement dated as of November 15, 1993, as amended to date (the "Employment Agreement"). The Employment Agreement is modified as follows, and except as so modified will remain in full force and effect. Provided that you accept this letter and have not revoked it as permitted in the last paragraph hereof, this letter contains the agreement between you and the Company concerning your separation arrangements, as follows:

         1. Within five business days of the later of (a) the expiration of the revocation period as provided in this letter or (b) the date of our receipt of this executed agreement, you will receive a wire transfer payment of $4,615.38 based on the Company's payroll practices and your current base salary, for all work performed for the Company from the end of the last payroll period through the Separation Date.

         2. In consideration for your acceptance of this agreement and subject to your fully meeting your obligations under it, the Company will provide you with the following:

                  1. To the extent earned, the Company will provide you with a bonus amount for the 1999 fiscal year as provided in the Employment Agreement.



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Mr. Zenon Nie                        -2-                       February 22, 2000

                  2. Within five business days of the later of (a) the expiration of the revocation period as provided in this letter or (b) the date of our receipt of this executed agreement, the Company will provide you with a separation payment equal to $2,280,000, payable by wire transfer to an account designated by you.

                  3. Subject to the terms and conditions of this paragraph 2(c), Holdings will repurchase 280,000 shares of Holdings Common Stock held by you at a price per share of $6.7315 for a total value of $1,884,820. Subject to the terms and conditions of this paragraph 2(c), Holdings hereby agrees to pay you deferred compensation over a three-year period in the sum of $3,035,146 ("Deferred Compensation") plus interest as hereinafter provided. All options of Holdings held by you are hereby terminated.

                  Subject to approval by the Company's senior lenders and as soon as practicable thereafter, Holdings will pay to you $1,250,000 by wire transfer to an account designated by you in partial payment for your shares of Holdings Common Stock. Subject to approval by the Company's senior lenders, Holdings will pay you (i) the principal balance owed under the Promissory Note (as defined below), which note shall be delivered to you coincident to the payment of $1,250,000 as set forth in the preceding sentence and (ii) the Deferred Compensation over a three-year period, as provided below, and all sums owing to you for the Deferred Compensation and the Promissory Note shall bear interest, computed on the basis of a 365-day year, commencing on the date of this agreement, on the principal amount from time to time unpaid at a per annum rate equal to 9%, and will be payable to you as follows:

         (1) $634,820 plus accrued interest will be payable by delivery of a promissory note (the "Promissory Note") from Holdings maturing on January 4, 2001;

         (2) $615,180 plus accrued interest will be payable on January 4, 2001 by wire transfer to an account designated by you as the first payment on the Deferred Compensation due you;

         (3) $1,250,000 plus accrued interest will be payable on January 4, 2002 by wire transfer to an account designated by you as the second payment on the Deferred Compensation due you;

         (4) $1,169,966 plus accrued interest will be payable on January 4, 2003 by wire transfer to an account designated by you as the third and final payment on the Deferred Compensation due you.

                  All unpaid amounts of principal and interest under the Promissory Note and all unpaid amounts of Deferred Compensation plus accrued interest thereon owed to you



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Mr. Zenon Nie                           -3-                    February 22, 2000

         pursuant to this paragraph 2(c) will accelerate, and full payment of all such amounts will be immediately owed to you, upon the occurrence of (A) a Change of Control (as defined below), (B) an Initial Public Offering (as defined below) or (C) a default in any payment due under the Promissory Note or the Deferred Compensation due you; PROVIDED, HOWEVER, that Holdings' obligation to pay such amounts under clauses
         (A), (B) and (C) above is subject to the limitations of the indenture governing the senior subordinated notes of the Company. The Company agrees to use its reasonable best efforts to promptly obtain the approval of the Company's senior lenders for all amounts payable to you as provided under this paragraph 2(c) (the "Approval"). The Company agrees that if initially it is unsuccessful in obtaining such Approval, it shall on a continuing basis seek such Approval and upon your request will confirm to you the status of their efforts to obtain such Approval.

                  "Change of Control" means a transaction or series of related transactions which results in a bona fide, unaffiliated change of beneficial ownership of the Company or its business of greater than 50% (disregarding for this purpose any disparate voting rights attributable to the outstanding stock of Holdings), whether pursuant to the sale of the stock of Holdings or the Company, the sale of the assets of the Company, or a merger or consolidation involving Holdings or the Company.

                  "Initial Public Offering" means the effectiveness of a registration statement under the Securities Act of 1933, as amended, covering any of the capital stock of Holdings or the Company (other than preferred stock that is not convertible into common stock) and the completion of a sale of such stock thereunder, if as a result of such sale (i) Holdings or the Company becomes a reporting company under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and (ii) such stock is traded on the New York Stock Exchange or the American Stock Exchange, or is quoted on the Nasdaq Stock Market or is traded or quoted on any other national stock exchange or securities system.

                  4. As provided in the Employment Agreement, the Company will, for three (3) years after the Separation Date, continue to provide coverage and benefits under the employee benefit plans and programs in which you currently participate at the same rate at which the Company currently provides such benefits to you.

                  5. As provided in the Employment Agreement, the Company will provide you with outplacement services (including but not limited to an office and secretarial, telephone and related support services) with a provider selected by you and reimbursement for job search costs and expenses incurred by you, provided that the total cost of such services shall not exceed $90,000.




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Mr. Zenon Nie                         -4-                      February 22, 2000

                  6. As provided in the Employment Agreement, the Company shall continue to provide you with a leased automobile under the terms of the lease in effect as of the Separation Date, and will continue to provide for insurance and maintenance for such automobile, until the later of (i) three years after the Separation Date or the expiration of the lease of such automobile and (ii) 180 days after the Separation Date.

                  7. The Company will provide you with payment for expenses for dining and country club dues and membership fees that have been incurred since the last payment of such expenses.

                  8. The Company will reimburse you for legal expenses incurred by you in connection with the negotiation of this agreement, provided that the total cost of such expenses shall not exceed $20,000.

         3. All payments by the Company under this agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

         4. You agree that the payments provided under paragraph 2 of this agreement are in complete satisfaction of any and all payments due to you from the Company through the Separation Date. You will not earn any additional amounts after the Separation Date and, except as expressly provided in paragraph 2(d) and (e), your participation in all employee benefit plans and programs of the Company will end as of the Separation Date, in accordance with the terms of those plans and programs.

         5. You agree that you will not disclose this agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this agreement or any of its terms or provisions to others; PROVIDED, HOWEVER, that in the event that you become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose this agreement or any of its terms or provisions, you will provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this paragraph 5. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions hereof, you agree to furnish only the portion of this agreement or its terms or provisions which you are advised by counsel is legally





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Mr. Zenon Nie                         -5-                      February 22, 2000

required to be furnished, and to exercise your reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

         6. You agree that you will not directly or indirectly disparage in any public communication the Company, Holdings, its direct or indirect stockholders or any affiliate or employee or director thereof, or otherwise publicly communicate, in writing or orally, or do or say anything that could reasonably be expected to injure the business or reputation of any of them, including in connection with any communication with employees or customers of the Company; PROVIDED, HOWEVER, that this sentence will not prevent you from responding to any disparaging statements made in a public forum or any public communications that could reasonably be expected to injure your reputation. The Company and Holdings, for themselves and their affiliates, agree that they will not directly or indirectly disparage you in any public communication or otherwise publicly communicate, in writing or orally, or do or say anything that could reasonably be expected to injure your name or reputation; PROVIDED, HOWEVER, that this sentence will not prevent the Company from responding to any disparaging statements made in a public forum or any public communications that could reasonably be expected to injure its business or reputation.

         7. In signing this agreement, you give the Company assurance that you have returned to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company, its parent, subsidiaries and other affiliates, and all keys and other property of the Company, its parent, subsidiaries and other affiliates in your possession or control. Notwithstanding the foregoing, you shall retain in your possession and hereby become the owner of the personal computer located at your home, provided that all electronic data related to the Company's business is returned to the Company and you hereby give the Company assurance that you have returned to the Company such electronic data. Recognizing that your employment with the Company has terminated, you agree that you will not, for any purpose, attempt to access or use any Company computer or Company computer network or system, including without limitation its electronic mail system.

         8. From and after the Separation Date, you will not make any commitments of any nature on behalf of, or otherwise attempt to bind, the Company or its affiliates, and you will not charge any expenses to the account of, or otherwise cause any expenses to be incurred on behalf of, the Company or its affiliates. You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding


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Mr. Zenon Nie                         -6-                      February 22, 2000



which may have arisen or which may arise following the signing of this agreement, and the Company agrees, upon your submission of appropriate documentation, to reimburse you for reasonable travel and incidental expenses incurred in connection with such cooperation by you. You agree to turn over to Kenneth Barton or his designee all of your work responsibilities, any and all documents, materials and other information relating to the Company or any of its affiliates, and all Company keys, credit cards and other Company property.

         9. The Company agrees (a) to reimburse you for all reasonable attorney's fees and expenses incurred by you to enforce the provisions of this agreement if your claims are successful and (b) to reimburse you for 25% of such reasonable attorney's fees and expenses if your claims are not successful; PROVIDED, HOWEVER, that you and the Company shall each use good faith efforts to reach mutual agreement, and based on such good faith efforts, shall have reached mutual agreement as to the amount of such expenses.

         10. In order to be certain that this agreement will resolve any and all dissatisfaction that you might have and to be certain that you are signing this letter knowingly and voluntarily, the Company requests that you carefully consider its terms, including the release of claims set forth below and, in that regard, encourages you to seek the advice of an attorney before signing this agreement. This letter contains the entire agreement between you and the Company and its affiliates and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters except as explicitly contemplated hereby. This agreement will be governed by and interpreted in accordance with the laws of the State of Georgia.

         11. In exchange for benefits provided you under this agreement, you agree that, except as set forth in the proviso to the next succeeding sentence, this letter shall be in complete and final settlement of any and all causes of action, rights, or claims that you have had, now have or might now have in any way related to or arising out of or in connection with your employment with the Company and its termination or your equity or other interests in the Company and its affiliates or pursuant to any federal, state or local employment laws, regulations, executive orders or other requirements, including without limitation the federal Age Discrimination in Employment Act of 1967, as amended, Title VII of the federal Civil Rights Act of 1964, as amended, and the Georgia fair employment practices statutes. On behalf of yourself and your heirs, representatives, executors, administrators, devisees, legatees, assigns, and anyone else claiming by or through you, you hereby release the


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Mr. Zenon Nie                          -7-                     February 22, 2000


Company, its affiliates, and their respective past, present and future directors, trustees, shareholders, officers, partners, employees, agents, successors and assigns and any others associated with any of them, individually and in their official capacities, from any such cause of action, right or claim that you have had, now have or might now have against any of them; PROVIDED, HOWEVER, that you are not hereby releasing any cause of action, right or claim for breach of the Company's obligations to you under or contemplated by this letter.

         In exchange for your agreements contained in this letter, the Company agrees that, except as set forth in the proviso to the next succeeding sentence, this letter shall be in complete and final settlement of any and all causes of action, rights, or claims that the Company or any of its affiliates has had, now has or might now have against you in any way related to or arising out of or in connection with your employment with the Company. On behalf of themselves and their successor and assigns, the Company and its affiliates hereby release you from any such cause of action, right or claim that they have had, now have or might now have against you; PROVIDED, HOWEVER, that they are not hereby releasing any cause of action, right or claim for breach of your obligations under or contemplated by this letter.

         12. In signing this agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this agreement and to consult with those persons described in paragraph 10 above before signing it.





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Mr. Zenon Nie                           -8-                    February 22, 2000




         In signing this agreement, you also acknowledge that you first received this agreement on January 4, 2000, and, whether or not the changes to this agreement since that date are material, you freely and voluntarily waive any right you may have to an additional twenty-one days to consider this agreement. You may revoke this agreement at any time during the seven- day period immediately following the date of your signing, provided that you do so to me in writing. If you do not do so, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

                                               Sincerely,



                                               Richard C. Dresdale
                                               Director, Simmons Company and
                                               Simmons Holdings, Inc.

Accepted and agreed:


Signature:  ____________________________
               Zenon Nie


Date:  ________________________________